UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 11, 2011

Internap Network Services Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-27265 (Commission File Number)	91-2145721 (IRS Employer Identification Number

250 William Street, Atlanta, Georgia (Address of Principal Executive Offices)	30303 (Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2011, Internap Network Services Corporation (the “Company”) announced a change in leadership of its sales organization. As a result of this change, the employment of Randal R. Thompson, the Company’s former Senior Vice President of Global Sales, terminated effective October 31, 2011 (the “Separation Date”).

Pursuant to the terms of a General Release, Separation and Settlement Agreement between the Company and Mr. Thompson effective as of November 11, 2011 (the “Separation Agreement”), Mr. Thompson will receive (1) a cash payment of $235,000 to be made in 12 equal monthly installments and (2) if he so elects, continued health, dental and vision insurance coverage under the Company’s group health plan for 18 months from the Separation Date at his cost. This separation pay is consistent with the terms of the Employment Security Plan which the Company has previously disclosed and filed with the Securities and Exchange Commission.

All unvested equity grants previously made to Mr. Thompson expired on his Separation Date. The Separation Agreement also provides, among other things, that Mr. Thompson will have certain non-competition, non-disclosure and non-solicitation obligations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	General Release, Separation and Settlement Agreement between the Company and Randal R. Thompson, effective November 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION

Date: November 15, 2011	By:	/s/J. Eric Cooney
J. Eric Cooney
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	General Release, Separation and Settlement Agreement between the Company and Randal Thompson, effective November 11, 2011.